Exhibit 10.17

UnionBank	COMMERCIAL PROMISSORY NOTE
(Base Rate)

Annie Au I  SR / 68525

Debtor Name PriceSmart. Inc., a Delaware corporation
Debtor Address 9740 Scranton Road	Office 40061	Loan Number 713-834-556-0
San Diego, CA 92121-1776	Maturity Date November 30, 2018	Amount $ 40,000,000.00

$ 40,000,000.00	Date November 10, 2016

FOR VALUE RECEIVED, on November 30, 2018, the undersigned ("Debtor”) promises to pay to the order of MUFG UNION BANK, N.A. ("Bank"), as indicated below, the principal sum of Forty Million and 00/100ths Dollars ($ 40,000,000.00), or so much thereof as is disbursed, together with Interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below. Any letter of credit issued and outstanding in connection with this note shall result in reduction of the amount available to Debtor.

1.       INTEREST PAYMENTS. Debtor shall pay interest on the last day of each month commencing November 30, 2016. Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed; provided that if an Interest Rate Hedge is outstanding, then interest on this note shall be computed on the basis of a year of 360 days, actual days elapsed. Whenever any payment required hereunder falls due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, unless, in the case of amounts accruing interest based on the LIBOR Rate, that day falls in a new calendar month, in which event such payment day shall be the next preceding Business Day. If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate.

(a)       BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of $ 100,000 shall bear interest at a rate, based on an index selected by Debtor, which is one and one-fourth percent (  1.25%) per annum in excess of the LIBOR Rate for the Interest Period selected by Debtor, acceptable to Bank. Notwithstanding the foregoing, if an Interest Rate Hedge is outstanding, then Debtor shall be deemed to have selected the LIBOR Rate for each relevant Interest Period.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in Its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

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To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

Bank will mail written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

(b)       VAR IABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at the Reference Rate, which rate shall vary as and when the Reference Rate changes.

At any time prior to the maturity date of this note, subject to the provisions of paragraph 4 below, Debtor may borrow, repay and reborrow hereunder so long as the total outstanding at any one time does not exceed the principal amount of this note.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's P.O. Box 30115, Los Angeles. CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.

2.       LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3.       INTEREST RATE FOLLOWING DEFAULT.  In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (  5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4.       PREPAYMENT.

(a)       Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant

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Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

(b)       In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount. if any, shall be conclusive.

(c)       Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.

(d)       If Debtor has entered into an Interest Rate Hedge, Debtor acknowledges and agrees that (i) Bank (or its affiliate) has the right, but not the obligation, under the Swap Documents (defined below) governing such Interest Rate Hedge, to compelan early termination, in full or in part, of such Interest Rate Hedge as a result of any unscheduled prepayment under this note, (ii) any such early termination may result in payment obligations (which may be substantial in amount) being owed by Debtor to Bank (or any affiliate of Bank) as early termination, close-out or settlement amounts, which amounts shall be determined in accordance with the Swap Documents governing such Interest Rate Hedge and shall be in addition to any prepayment fee and other charges specified herein, and (iii) if such full or partial early termination of the Interest Rate Hedge results in an amount owing by Bank or its affiliate to Debtor, then Bank may in its discretion apply such amount to prepayment of principal hereunder, together with accrued interest on such principal and any resulting prepayment fee. Debtor further acknowledges and agrees that neither Bank nor any of its affiliates is under any obligation to enter into Interest Rate Hedges with Debtor and that such Interest Rate Hedges will be governed by documentation separate from this note.

DEBTOR INITIAL HERE:

5.       DEFAULT AND ACCELERATION OF TIME FOR PAYMENT.  Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor, together with and including any document or agreement evidencing or governing any Interest Rate Hedge, or any other swap, option, forward or similar transaction entered into between Debtor and Bank or any affiliate of Bank ("Swap Document"): (c) the insolvency of any Obligor or the failure of any Obligor generally to pay

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such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority and such failure shall continue for a period of thirty (30) days after the entry or effectiveness thereof; which (i) affects any of such Obligor's property securing (A) the repayment of any indebtedness of such Obligor owing to Bank or (B) the performance of any other obligation of such Obligor to Bank or (ii) materially or adversely affects the performance of such Obligor's obligations to Bank; (k) the filing or recording of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes against any Obligor or against the property of any Obligor and such notice or other legal process shall not be released, stayed, vacated, bonded or otherwise dismissed within thirty (30) days after the date of its filing or recording; (I) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor which secures the repayment of any indebtedness of such Obligor owing to Bank or the performance of any other obligation of such Obligor to Bank, of any writ of attachment, execution or other judicial lien that is not released, stayed, vacated, bonded against or otherwise dismissed within thirty (30) days after the date of its issuance; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest hereunder shall automatically become immediately due and payable.

6.       ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, (including the allocated costs of Bank's in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank, other than any such provision contained in a Swap Document.

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7.       DEFINITIONS.  As used herein, the following terms shall have the meanings respectively set forth below: "Base Interest Rate" means a rate of interest based on the LIBOR Rate.  "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate.  "Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan.  "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits are carried out in the London interbank market.  "Interest Period" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of  1, 2, 3, 6 or 12 months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the first succeeding Business Day unless that day falls in a new calendar month, in which event such Interest Period shall end on the next preceding Business Day.  "Interest Rate Hedge" means any interest rate swap, forward swap or swaption, or interest rate cap or collar transaction now or hereafter entered into between Debtor and Bank or any affiliate of Bank for purposes of hedging or mitigating, fully or partially, interest rate risk under this note. "LIBOR Rate" means, for any specified Interest Period, a per annum rate of interest determined by Bank as equal to the rate for deposits in US Dollars for a period comparable to the Interest Period which appears on the Reuters Screen LIBOR 01 Page (or any replacement or successor page or service) as of 11:00 a.m., London time, on the day that is two (2) Business Days preceding the first day of such Interest Period.  "Origination Date" means the first day of the Interest Period.  "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate.  The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

DEBTOR:

PriceSmart, Inc., a Delaware Corporation

By:	/s/ John M. Heffner
John M. Heffner, E.V.P. and C.F.O.

By:	/s/ Atul C. Patel
Atul C. Patel, S.V.P. and Treasurer

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